PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly Results
RANCHO CORDOVA, Calif. October 24, 2022 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $11.7 million for the three months ended September 30, 2022, as compared to $10.0 million for the three months ended June 30, 2022 and $11.0 million for the three months ended September 30, 2021.
Financial Highlights
Performance highlights and other developments for the Company for the periods noted below included the following:
•Pre-tax net income, pre-tax, pre-provision net income, net income, and earnings per share were as follows for the periods indicated:

	Three months ended
(dollars in thousands, except share and per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Pre-tax net income	$16,534	$14,033	$13,296
Pre-tax, pre-provision net income(1)	$18,784	$16,283	$13,296
Net income	$11,704	$9,953	$11,026
Basic earnings per common share	$0.68	$0.58	$0.64
Diluted earnings per common share	$0.68	$0.58	$0.64
Weighted average basic common shares outstanding	17,140,435	17,125,715	17,095,957
Weighted average diluted common shares outstanding	17,168,447	17,149,449	17,123,182
Shares outstanding at end of period	17,245,983	17,245,983	17,223,808
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

•Loan and deposit growth was as follows at the dates indicated:

(dollars in thousands)	September 30, 2022	June 30, 2022	$ Change	% Change
Loans held for investment	$2,582,978	$2,380,511	$202,467	8.51%
Non-interest-bearing deposits	1,020,625	1,006,066	14,559	1.45%
Interest-bearing deposits	1,593,707	1,495,245	98,462	6.59%

(dollars in thousands)	September 30, 2022	September 30, 2021	$ Change	% Change
Loans held for investment	$2,582,978	$1,704,716	$878,262	51.52%
Loans held for investment, excluding Paycheck Protection Program ("PPP") loans(1)	2,582,978	1,643,217	939,761	57.19%
PPP loans	—	61,499	(61,499)	(100.00)%
Non-interest-bearing deposits	1,020,625	899,252	121,373	13.50%
Interest-bearing deposits	1,593,707	1,269,142	324,565	25.57%
(1) Loans held for investment, excluding PPP loans is a non-GAAP measure. For reconciliation to the closest GAAP measure, loans held for investment, see table above.

•At September 30, 2022, the Company reported total loans held for investment, total assets, and total deposits of $2.6 billion, $3.1 billion, and $2.6 billion, respectively, as compared to $1.9 billion, $2.6 billion, and $2.3 billion, respectively, at December 31, 2021.

•The ratio of nonperforming loans to loans held for investment, or total loans at period end, decreased from 0.03% at December 31, 2021 to 0.02% at September 30, 2022.

•On August 17, 2022, the Company completed a private placement of $75.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes due September 1, 2032. The subordinated notes bear interest at a fixed annual rate of 6.00% for the first five years and will reset quarterly thereafter to the then-current three-month Secured Overnight Financing Rate plus 329.0 basis points.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended September 30, 2022.

“Five Star Bank’s relationship-based and purpose-driven approach to banking continues to earn the trust and respect of those we serve,” said President and Chief Executive Officer, James Beckwith. “In the third quarter, we onboarded new customers as a result of our consistency in service and reputation which resulted in exceptional earnings strength and loan growth. We believe this success serves as the strongest testimony to our people, technology, operating efficiencies, conservative underwriting practices, exceptional credit quality and prudent approach to portfolio management. This quarter, we declared another dividend to shareholders which exemplifies our commitment to shareholder value. As we lean-in to 2023, we will remain focused on an organic growth strategy guided by disciplined business practices which we believe will continue to benefit our customers, employees, community and shareholders."

Summary Results

Three months ended September 30, 2022, as compared to three months ended June 30, 2022

The increase in the Company's net income from the three months ended June 30, 2022 to the three months ended September 30, 2022 was primarily due to an increase in net interest income of $2.9 million driven by loan growth, partially offset by a $0.5 million decline in other income due to declines in gain on sale of loans and loan-related fees. The increase in average assets was largely the result of an increase in average loans held for investment and sale funded by increases in average interest-bearing liabilities, demand accounts, and subordinated debt and other borrowings, combined with an increase in average equity related to earnings during the period.

Three months ended September 30, 2022, as compared to three months ended September 30, 2021

The increase in the Company's net income from the three months ended September 30, 2021 to the three months ended September 30, 2022 was primarily due to an increase in net interest income of $7.5 million, driven by loan growth. This increase was partially offset by an increase in the provision for loan losses of $2.3 million as a result of loan growth and an increase in the provision for income taxes of $2.6 million related to the tax rate used during each quarter as a result of the Company’s conversion to a C Corporation during the second quarter of 2021. The increase in average assets was largely the result of an increase in average loans held for investment and sale funded by an increase in average interest-bearing liabilities, demand accounts, and subordinated debt and other borrowings. The increase in average equity was primarily due to earnings growth, partially offset by an increase in accumulated other comprehensive loss period over period.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(dollars in thousands, except per share data)	September 30, 2022	June 30, 2022	$ Change	% Change
Selected operating data:
Net interest income	$27,424	$24,491	$2,933	11.98%
Provision for loan losses	2,250	2,250	—	—%
Non-interest income	1,532	1,997	(465)	(23.28)%
Non-interest expense	10,172	10,205	(33)	(0.32)%
Pre-tax net income	16,534	14,033	2,501	17.82%
Provision for income taxes	4,830	4,080	750	18.38%
Net income	$11,704	$9,953	$1,751	17.59%
Earnings per common share:
Basic	$0.68	$0.58	$0.10	17.24%
Diluted	$0.68	$0.58	$0.10	17.24%
Performance and other financial ratios:
ROAA	1.60%	1.45%
ROAE	19.35%	17.20%
Net interest margin	3.84%	3.70%
Cost of funds	0.62%	0.24%

	Three months ended
(dollars in thousands, except per share data)	September 30, 2022	September 30, 2021	$ Change	% Change
Selected operating data:
Net interest income	$27,424	$19,909	$7,515	37.75%
Provision for loan losses	2,250	—	2,250	100.00%
Non-interest income	1,532	2,028	(496)	(24.46)%
Non-interest expense	10,172	8,641	1,531	17.72%
Pre-tax net income	16,534	13,296	3,238	24.35%
Provision for income taxes	4,830	2,270	2,560	112.78%
Net income	$11,704	$11,026	$678	6.15%
Earnings per common share:
Basic	$0.68	$0.64	$0.04	6.25%
Diluted	$0.68	$0.64	$0.04	6.25%
Performance and other financial ratios:
ROAA	1.60%	1.85%
ROAE	19.35%	19.26%
Net interest margin	3.84%	3.60%
Cost of funds	0.62%	0.17%

Balance Sheet Summary

(dollars in thousands)	September 30, 2022	December 31, 2021	$ Change	% Change
Selected financial condition data:
Total assets	$3,074,570	$2,556,761	$517,809	20.25%
Cash and cash equivalents	317,669	425,329	(107,660)	(25.31)%
Total loans held for investment	2,582,978	1,934,460	648,518	33.52%
Total investments	117,805	153,753	(35,948)	(23.38)%
Total liabilities	2,835,312	2,321,715	513,597	22.12%
Total deposits	2,614,332	2,285,890	328,442	14.37%
Subordinated notes, net	102,028	28,386	73,642	259.43%
Total shareholders’ equity	239,258	235,046	4,212	1.79%

The increase in total assets from December 31, 2021 to September 30, 2022 was primarily due to a $648.5 million increase in total loans held for investment, partially offset by a $107.7 million decrease in cash and cash equivalents and a $35.9 million decrease in investments. The $648.5 million increase in total loans held for investment between December 31, 2021 and September 30, 2022 was a result of $1.1 billion in non-PPP loan originations, partially offset by $22.1 million in PPP loan forgiveness and payoffs received, and $404.7 million in non-PPP loan payoffs and paydowns.

The increase in total liabilities from December 31, 2021 to September 30, 2022 was primarily attributable to an increase in Federal Home Loan Bank of San Francisco ("FHLB") advances of $105.0 million, an increase in subordinated notes, net, of $73.6 million, and an increase in deposits of $328.4 million, largely due to increases in time deposits over $250 thousand, money market deposits, and non-interest-bearing deposits of $139.3 million, $112.6 million, and $118.5 million, respectively.
Total shareholders’ equity increased by $4.2 million from $235.0 million at December 31, 2021 to $239.3 million at September 30, 2022. The increase in total shareholders' equity from December 31, 2021 to September 30, 2022 was primarily a result of net income recognized of $31.5 million, offset by a net decline of $15.5 million in other comprehensive income and $12.7 million in cash distributions paid during the period.
Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	$ Change	% Change
Interest and fee income	$31,547	$25,961	$5,586	21.52%
Interest expense	4,123	1,470	2,653	180.48%
Net interest income	$27,424	$24,491	$2,933	11.98%
Net interest margin	3.84%	3.70%

	Three months ended
(dollars in thousands)	September 30, 2022	September 30, 2021	$ Change	% Change
Interest and fee income	$31,547	$20,832	$10,715	51.44%
Interest expense	4,123	923	3,200	346.70%
Net interest income	$27,424	$19,909	$7,515	37.75%
Net interest margin	3.84%	3.60%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	September 30, 2022			June 30, 2022			September 30, 2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$210,179	$1,145	2.16%	$294,491	$518	0.71%	$412,953	$175	0.17%
Investment securities	126,733	615	1.93%	132,975	602	1.82%	157,305	571	1.44%
Loans held for investment and sale	2,494,468	29,787	4.74%	2,227,215	24,841	4.47%	1,625,995	20,086	4.90%
Total interest-earning assets	2,831,380	31,547	4.42%	2,654,681	25,961	3.92%	2,196,253	20,832	3.76%
Interest receivable and other assets, net	78,112			98,972			168,906
Total assets	$2,909,492			$2,753,653			$2,365,159

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$213,883	$115	0.21%	$255,665	$66	0.10%	$149,479	$38	0.10%
Savings accounts	103,142	65	0.25%	96,867	38	0.16%	76,669	19	0.10%
Money market accounts	1,015,698	1,780	0.69%	981,366	679	0.28%	966,629	389	0.16%
Time accounts	208,678	857	1.63%	174,991	238	0.55%	54,314	34	0.25%
Subordinated debt and other borrowings	72,195	1,306	7.18%	29,618	449	6.07%	28,359	443	6.20%
Total interest-bearing liabilities	1,613,596	4,123	1.01%	1,538,507	1,470	0.38%	1,275,450	923	0.29%
Demand accounts	1,041,265			969,053			853,017
Interest payable and other liabilities	14,687			13,937			9,537
Shareholders’ equity	239,944			232,156			227,155
Total liabilities & shareholders’ equity	$2,909,492			$2,753,653			$2,365,159

Net interest spread			3.41%			3.54%			3.48%
Net interest income/margin		$27,424	3.84%		$24,491	3.70%		$19,909	3.60%

Factors affecting interest income and yields

Interest income increased during the three months ended September 30, 2022, as compared to three months ended June 30, 2022 due to the following:

•Rates. The average yields on interest-earning assets were 4.42% and 3.92% for the three months ended September 30, 2022 and June 30, 2022, respectively. The increase in yields period-over-period was primarily due to increases in yields earned on interest-earning deposits with banks, and increased rates earned on loans held for investment and sale originated in the current rising rate environment.

•Volume. Average interest-earning assets increased by approximately $176.7 million period-over-period, primarily driven by new loan originations during the three months ended September 30, 2022 resulted in increases in the average daily balances of loans for the three months ended September 30, 2022, contributing to the increase in interest income.

Interest income increased during the three months ended September 30, 2022, as compared to three months ended September 30, 2021 due to the following:

•Rates. The average yields on interest-earning assets were 4.42% and 3.76% for the three months ended September 30, 2022 and September 30, 2021, respectively. The increase in yields period-over-period was primarily due to increases in yields earned on interest-earning deposits with banks and investment securities. These increases were partially offset by an overall decline in loan portfolio yields from 4.90% to 4.74% for the three months ended September 30, 2022 and September 30, 2021, respectively. This decline was primarily due to yields earned on PPP loans forgiven during the three months ended September 30, 2021, which did not recur in the three months ended September 30, 2022. Yields on the commercial real estate portfolio increased by 0.12% to 4.62% from 4.50% for the three months ended September 30, 2022 and September 30, 2021, respectively, due to increased rates on commercial real estate loans originated in the current rising rate environment.

•Volume. Average interest-earning assets increased by approximately $635.1 million period-over-period, primarily driven by new loan originations, which drove increases in the average daily balances of loans for the three months ended September 30, 2022, offsetting the decline in loan portfolio yield.

Factors affecting interest expense and rates

Interest expense increased during the three months ended September 30, 2022, as compared to three months ended June 30, 2022 due to the following:

•Rates. The average cost of interest-bearing liabilities were 1.01% and 0.38% for the three months ended September 30, 2022 and June 30, 2022, respectively. The increase in cost period-over-period was primarily due to increases in the rates paid on interest-bearing deposit accounts, with the most significant increases in time and money market accounts, combined with an increase in rates paid on FHLB advances during the three months ended September 30, 2022. The rate paid on the new subordinated debt issuance remained relatively consistent with prior issuances. Additionally, the cost of funds increased from 0.24% for the quarter ended June 30, 2022, to 0.62% for the quarter ended September 30, 2022.

•Volume. Average interest-bearing liabilities increased by $75.1 million period-over-period, primarily driven by the issuance of $75.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes due September 1, 2032 on August 17, 2022, combined with increases in average balances for money market and time accounts period-over-period.

Interest expense increased during the three months ended September 30, 2022, as compared to three months ended September 30, 2021 due to the following:

•Rates. The average costs of interest-bearing liabilities were 1.01% and 0.29% for the three months ended September 30, 2022 and September 30, 2021, respectively. The increase in cost period-over-period was primarily due to increases in the rates paid on interest-bearing deposit accounts, with the most significant increases in time and money market accounts, combined with an increase in rates paid on FHLB advances during the three months ended September 30, 2022. The rate paid on the new subordinated debt issuance remained relatively consistent with prior issuances. Additionally, the cost of funds increased from 0.17% for the quarter ended September 30, 2021 to 0.62% for the quarter ended September 30, 2022.

•Volume. Average interest-bearing liabilities increased by $338.1 million period-over-period, primarily driven by the issuance of $75.0 million in aggregate principal amount of fixed-to-floating rate subordinated notes due September 1, 2032 on August 17, 2022, combined with increases in average balances for all types of interest-bearing deposit accounts, with the most substantial increases in time, interest-bearing transaction, and money market accounts period-over-period.

Asset Quality

SBA PPP

All PPP loans had been forgiven or paid off by the borrower as of September 30, 2022.

COVID-19 Deferments

Pursuant to federal guidance, the Company implemented loan programs to allow certain consumers and businesses impacted by the COVID-19 pandemic to defer loan principal and interest payments. At September 30, 2022, there were no borrowing relationships on COVID-19 deferments. Of the loans that ended COVID-19 deferments in the quarter ended September 30, 2022, only one loan is on non-accrual status; the remaining loans have returned to their pre-COVID-19 contractual payment structures with no risk rating downgrades or modifications classified as a troubled debt restructuring ("TDR").

Allowance for Loan Losses

At September 30, 2022, the Company’s allowance for loan losses was $27.8 million, as compared to $23.2 million at December 31, 2021. The $4.6 million increase is due to a $5.5 million provision for loan losses recorded during the nine months ended September 30, 2022, partially offset by net charge-offs of $0.9 million during the same period. At September 30, 2022, the Company’s ratio of nonperforming loans to loans held for investment decreased from 0.03% at December 31, 2021 to 0.02%, primarily due to a decrease in the Company’s nonperforming commercial secured loans. Loans designated as substandard decreased to $0.5 million at September 30, 2022, from $10.6 million at December 31, 2021. This resulted in a net reduction of $0.2 million in reserves related to classified loans offset by an increase in the provision related to loan growth that occurred during the first nine months of 2022. There were no loans with doubtful risk grades at September 30, 2022 or December 31, 2021.

A summary of the allowance for loan losses by loan class is as follows:

	September 30, 2022		December 31, 2021
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Collectively evaluated for impairment:
Real estate:
Commercial	$18,309	65.76%	$12,869	55.37%
Commercial land and development	98	0.35%	50	0.22%
Commercial construction	546	1.96%	371	1.60%
Residential construction	41	0.15%	50	0.22%
Residential	175	0.63%	192	0.83%
Farmland	664	2.39%	645	2.78%
Commercial:
Secured	6,217	22.33%	6,687	28.77%
Unsecured	278	1.00%	207	0.89%
Consumer and other	536	1.93%	889	3.82%
Unallocated	829	2.98%	1,111	4.78%
	27,693	99.48%	23,071	99.28%
Individually evaluated for impairment:
Commercial secured	145	0.52%	172	0.72%

Total allowance for loan losses	$27,838	100.00%	$23,243	100.00%

The ratio of allowance for loan losses to loans held for investment, or total loans at period end, was 1.08% at September 30, 2022, as compared to 1.20% at December 31, 2021. Excluding PPP loans, the ratios of the allowance for loan losses to loans held for investment were 1.08% and 1.22% at September 30, 2022 and December 31, 2021, respectively. The decline in the ratio of allowance for loan losses to loans held for investment period-over-period is primarily due to a decline in classified loans and improvement in the historical loss factors for the SBA portfolio during the nine months ended September 30, 2022. The ratio of the allowance for loan losses to loans held for investment, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Non-interest Income

Three months ended September 30, 2022, as compared to three months ended June 30, 2022

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	$ Change	% Change
Service charges on deposit accounts	$132	$130	$2	1.54%
Gain on sale of loans	548	831	(283)	(34.06)%
Loan-related fees	546	795	(249)	(31.32)%
FHLB stock dividends	152	99	53	53.54%
Earnings on bank-owned life insurance	102	101	1	0.99%
Other income	52	41	11	26.83%
Total non-interest income	$1,532	$1,997	$(465)	(23.28)%

Gain on sale of loans. The decrease in gain on sale of loans resulted primarily from a decline in the volume of loans sold. During the three months ended September 30, 2022, loans totaling $10.5 million were sold with an effective yield of 5.20% compared to the three months ended June 30, 2022, when loans totaling $14.0 million were sold with an effective yield of 5.93%.

Loan-related fees. The decrease in loan-related fees resulted primarily from the recognition of $0.1 million in swap referral fees during the three months ended September 30, 2022 compared to $0.4 million in swap referral fees recognized during the three months ended June 30, 2022.

Three months ended September 30, 2022, as compared to three months ended September 30, 2021
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	September 30, 2021	$ Change	% Change
Service charges on deposit accounts	$132	$112	$20	17.86%
Net gain on sale of securities	—	435	(435)	(100.00)%
Gain on sale of loans	548	988	(440)	(44.53)%
Loan-related fees	546	285	261	91.58%
FHLB stock dividends	152	100	52	52.00%
Earnings on bank-owned life insurance	102	68	34	50.00%
Other income	52	40	12	30.00%
Total non-interest income	$1,532	$2,028	$(496)	(24.46)%

Net gain on sale of securities. The decrease in net gain on sale of securities resulted primarily from the sale of approximately $24.6 million of municipal securities, mortgage-backed securities, and U.S. government treasuries during the three months ended September 30, 2021 resulting in a $0.4 million gain, which did not recur during the three months ended September 30, 2022.
Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the effective yields on loans sold due to uncertainty surrounding the timing of rising interest rates during the three months ended September 30, 2022 compared to the three months ended September 30, 2021. During the three months ended September 30, 2022, approximately $10.5 million of loans were sold with an effective yield of 5.20%, as compared to approximately $9.9 million of loans sold with an effective yield of 10.21% during the three months ended September 30, 2021.

Loan-related fees. The increase in loan-related fees was primarily a result of an increase of $0.2 million in program-related fees for credit card, merchant services, and consumer loan processing programs during the three months ended September 30, 2022 compared to the three months ended September 30, 2021.

Non-interest Expense

Three months ended September 30, 2022, as compared to three months ended June 30, 2022

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	June 30, 2022	$ Change	% Change
Salaries and employee benefits	$5,645	$5,553	$92	1.66%
Occupancy and equipment	515	513	2	0.39%
Data processing and software	797	739	58	7.85%
Federal Deposit Insurance Corporation (“FDIC”) insurance	195	245	(50)	(20.41)%
Professional services	792	568	224	39.44%
Advertising and promotional	512	484	28	5.79%
Loan-related expenses	262	389	(127)	(32.65)%
Other operating expenses	1,454	1,714	(260)	(15.17)%
Total non-interest expense	$10,172	$10,205	$(33)	(0.32)%

Professional services. Professional services increased, primarily as a result of $0.2 million of legal expenses incurred to support corporate organizational matters during the three months ended September 30, 2022.
Loan-related expenses. Loan-related expenses decreased, primarily as a result of a net overall decrease in loan expenses incurred to support loan production during the three months ended September 30, 2022, as compared to the three months ended June 30, 2022, including decreased expenses for legal services, environmental reports, and inspections.

Other operating expenses. The decrease in other operating expenses was primarily due to a $0.3 million decrease in travel related to attendance of professional events, conferences, and other business-related travel during the three months ended September 30, 2022, as compared to the three months ended June 30, 2022.

Three months ended September 30, 2022, as compared to three months ended September 30, 2021
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	September 30, 2022	September 30, 2021	$ Change	% Change
Salaries and employee benefits	$5,645	$4,980	$665	13.35%
Occupancy and equipment	515	502	13	2.59%
Data processing and software	797	611	186	30.44%
FDIC insurance	195	110	85	77.27%
Professional services	792	505	287	56.83%
Advertising and promotional	512	366	146	39.89%
Loan-related expenses	262	462	(200)	(43.29)%
Other operating expenses	1,454	1,105	349	31.58%
Total non-interest expense	$10,172	$8,641	$1,531	17.72%

Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of a $0.7 million increase in salaries, insurance, and benefits as a result of a 10.90% increase in headcount during the three months ended September 30, 2022, as compared to the three months ended September 30, 2021.

Data processing and software. Data processing and software increased, primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) increased number of licenses required for new users on our loan origination and documentation system.
Professional services. Professional services increased, primarily as a result of $0.2 million of legal expenses incurred to support corporate organizational matters during the three months ended September 30, 2022.
Advertising and promotional. The increase in advertising and promotional was primarily related to increases in business development, marketing, and sponsorship expenses due to more in-person participation in events held during the three months ended September 30, 2022, as compared to the three months ended September 30, 2021.
Loan-related expenses. Loan-related expenses decreased, primarily as a result of a $0.2 million accrual recorded during the three months ended September 30, 2021 for an SBA matter in the normal course of business, which did not recur during the three months ended September 30, 2022.
Other operating expenses. Other operating expenses increased, primarily due to a $0.2 million increase in operating expenses, including postage, printing, and other operational expenses, incurred to support the increased customer base for the three months ended September 30, 2022 compared to the three months ended September 30, 2021. The remainder of the increase relates to increased expenses for employee travel and event attendance due to more in-person participation in events held during the three months ended September 30, 2022 compared to the three months ended September 30, 2021.

Provision for Income Taxes

Three months ended September 30, 2022, as compared to three months ended June 30, 2022
Provision for income taxes for the quarter ended September 30, 2022 increased by $0.8 million, or 18.38%, to $4.8 million, as compared to $4.1 million for the quarter ended June 30, 2022, which was primarily due to the increase in taxable income recognized during the three months ended September 30, 2022.

Three months ended September 30, 2022, as compared to three months ended September 30, 2021
Provision for income taxes increased by $2.6 million, or 112.78%, to $4.8 million for the three months ended September 30, 2022, as compared to $2.3 million for the three months ended September 30, 2021. This increase is due to an increase in taxable income, combined with an increase in the effective tax rate used for each period, from 20.77% to 29.21% during the three months ended September 30, 2021 and September 30, 2022, respectively. The lower tax rate used during the three months ended September 30, 2021 was the result of the Company's termination of its Subchapter S Corporation status as of May 5, 2021. The 20.77% tax rate was calculated using the statutory California tax rate of 3.50% and the federal and state statutory rate, net of federal benefit, of 29.56% based on the number of days the Company was each type of corporation during 2021.
Webcast Details
Five Star Bancorp will host a webcast on Tuesday, October 25, 2022, at 1:00 p.m. ET (10:00 a.m. PT), to discuss its third quarter results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and one loan production office in Northern California.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(dollars in thousands, except share and per share data)	September 30, 2022	June 30, 2022	September 30, 2021
Revenue and Expense Data
Interest and fee income	$31,547	$25,961	$20,832
Interest expense	4,123	1,470	923
Net interest income	27,424	24,491	19,909
Provision for loan losses	2,250	2,250	—
Net interest income after provision	25,174	22,241	19,909
Non-interest income:
Service charges on deposit accounts	132	130	112
Gain on sale of securities	—	—	435
Gain on sale of loans	548	831	988
Loan-related fees	546	795	285
FHLB stock dividends	152	99	100
Earnings on bank-owned life insurance	102	101	68
Other income	52	41	40
Total non-interest income	1,532	1,997	2,028
Non-interest expense:
Salaries and employee benefits	5,645	5,553	4,980
Occupancy and equipment	515	513	502
Data processing and software	797	739	611
FDIC insurance	195	245	110
Professional services	792	568	505
Advertising and promotional	512	484	366
Loan-related expenses	262	389	462
Other operating expenses	1,454	1,714	1,105
Total non-interest expense	10,172	10,205	8,641
Total income before taxes	16,534	14,033	13,296
Provision for income taxes	4,830	4,080	2,270
Net income	$11,704	$9,953	$11,026

Share and Per Share Data
Earnings per common share:
Basic	$0.68	$0.58	$0.64
Diluted	$0.68	$0.58	$0.64
Book value per share	$13.87	$13.52	$13.16
Tangible book value per share(1)	$13.87	$13.52	$13.16
Weighted average basic common shares outstanding	17,140,435	17,125,715	17,095,957
Weighted average diluted common shares outstanding	17,168,447	17,149,449	17,123,182
Shares outstanding at end of period	17,245,983	17,245,983	17,223,808

Credit Quality
Allowance for loan losses to period end nonperforming loans	6,483.87%	5,834.88%	3,923.67%
Nonperforming loans to loans held for investment	0.02%	0.02%	0.03%
Nonperforming assets to total assets	0.01%	0.02%	0.02%
Nonperforming loans plus performing TDRs to loans held for investment	0.02%	0.02%	0.03%
COVID-19 deferments to loans held for investment	—%	—%	0.72%

Selected Financial Ratios
ROAA	1.60%	1.45%	1.85%
ROAE	19.35%	17.20%	19.26%
Net interest margin	3.84%	3.70%	3.60%
Loan to deposit	99.22%	95.69%	78.86%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Balance Sheet Data
Cash and due from financial institutions	$33,280	$66,423	$89,951
Interest-bearing deposits in banks	284,389	204,335	440,881
Time deposits in banks	10,216	10,841	17,204
Securities - available-for-sale, at fair value	114,041	122,426	153,821
Securities - held-to-maturity, at amortized cost	3,764	4,477	4,955
Loans held for sale	11,015	12,985	5,267
Loans held for investment	2,582,978	2,380,511	1,704,716
Allowance for loan losses	(27,838)	(25,786)	(21,848)
Loans held for investment, net of allowance for loan losses	2,555,140	2,354,725	1,682,868
FHLB stock	10,890	10,890	6,723
Operating leases, right-of-use asset	4,227	4,472	—
Premises and equipment, net	1,694	1,768	1,630
Bank-owned life insurance	14,550	14,444	11,142
Interest receivable and other assets	31,364	28,285	20,051
Total assets	$3,074,570	$2,836,071	$2,434,493

Non-interest-bearing deposits	$1,020,625	$1,006,066	$899,252
Interest-bearing deposits	1,593,707	1,495,245	1,269,142
Total deposits	2,614,332	2,501,311	2,168,394
Subordinated notes, net	102,028	28,420	28,370
FHLB advances	105,000	60,000	—
Operating lease liability	4,492	4,739	—
Interest payable and other liabilities	9,460	8,401	11,091
Total liabilities	2,835,312	2,602,871	2,207,855

Common stock	219,286	219,023	218,216
Retained earnings	36,042	26,924	8,442
Accumulated other comprehensive loss, net	(16,070)	(12,747)	(20)
Total shareholders’ equity	$239,258	$233,200	$226,638

Quarterly Average Balance Data
Average loans held for investment and sale	$2,494,468	$2,227,215	$1,625,995
Average interest-earning assets	$2,831,380	$2,654,681	$2,196,253
Average total assets	$2,909,492	$2,753,653	$2,365,159
Average deposits	$2,582,666	$2,477,942	$2,100,108
Average total equity	$239,944	$232,156	$227,155

Capital Ratio Data
Total shareholders’ equity to total assets	7.78%	8.22%	9.31%
Tangible shareholders’ equity to tangible assets(1)	7.78%	8.22%	9.31%
Total capital (to risk-weighted assets)	13.96%	11.77%	15.66%
Tier 1 capital (to risk-weighted assets)	9.22%	9.62%	12.79%
Common equity Tier 1 capital (to risk-weighted assets)	9.22%	9.62%	12.79%
Tier 1 leverage ratio	8.65%	8.81%	9.50%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)

The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.

Pre-tax, pre-provision net income is defined as net income plus provision for income taxes and provision for loan losses. The most directly comparable GAAP measure is pre-tax net income.
Average loans held for investment and sale, excluding PPP loans, is defined as the daily average loans held for investment and sale, excluding the daily average PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP financial measure is average loans held for investment and sale.
Allowance for loan losses to total loans held for investment, excluding PPP loans, is defined as allowance for loan losses, divided by total loans held for investment less PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans held for investment.
The following reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

Pre-tax, pre-provision net income (dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Net income	$11,704	$9,953	$11,026
Add: provision for income taxes	4,830	4,080	2,270
Add: provision for loan losses	2,250	2,250	—
Pre-tax, pre-provision net income	$18,784	$16,283	$13,296

	Three months ended
Average loans held for investment and sale, excluding PPP loans (dollars in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Average loans held for investment and sale	$2,494,468	$2,227,215	$1,625,995
Less: average PPP loans	—	427	89,436
Average loans held for investment and sale, excluding PPP loans	$2,494,468	$2,226,788	$1,536,559

Allowance for loan losses to total loans held for investment, excluding PPP loans (dollars in thousands)	September 30, 2022	December 31, 2021
Allowance for loan losses (numerator)	$27,838	$23,243
Total loans held for investment	$2,582,978	$1,934,460
Less: PPP loans	—	22,124
Total loans held for investment, excluding PPP loans (denominator)	$2,582,978	$1,912,336
Allowance for loan losses to total loans held for investment, excluding PPP loans	1.08%	1.22%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com